CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-179506 on Form N-2 of our report dated April 23, 2012, relating to the financial statement of eUnits™ 2 Year U.S. Market Participation Trust II: Upside to Cap / Buffered Downside appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 23, 2012